ROIC Calculation
Exhibit 99.1
Company's Return on Invested Capital Calculation
(For the Three Months ending September 30, 2006)
Adjustments
($ 000) As Reported Depreciation/ Company's
Amortization ROIC
Operating Income from Adjusted Net
Continued Operations 9,920 $          2,078 $                       11,998 $      Operating Income
47,992 $      Annualized
Company Assets/Liabilities
Cash Limit (1) Held for Sale
Cash & Cash
Equivalents 157,283 $      (82,283) $           75,000 $
Non-Cash Assets 248,218 (3,832) 244,386
Total Assets 405,501 319,386
Total Current Liabilities
98,771 98,771
Net Invested Capital 306,730 $      220,615 $    Adjusted Net
Invested Capital
21.8% ROIC
(1) Only the first $75 million of cash is used for the ROIC calculation
We define Return On Invested Capital (ROIC) as Operating Income divided by adjusted net Invested Capital. Total Assets are adjusted for discontinued operations' assets held for sale. Net Invested Capital is defined as Total Assets less Current Liabilities. We believe ROIC is a useful measure in providing investors with information regarding our performance. ROIC is a widely accepted measure of earnings efficiency in relation to capital employed. We believe that increasing the return on capital employed, as measured by ROIC, is an effective method to sustain and increase shareholder value.